ViewCast Reports 2012 Fourth Quarter, Year-End Results

Reports Profitable Fourth Quarter; Sequential Gain in Revenues

PLANO, Texas, April 1, 2013 /PRNewswire/ -- ViewCast Corporation (OTCBB: VCST), a developer of industry-leading solutions for the capture and streaming of video over enterprise, broadband, and mobile networks, today reported results for the fourth quarter and year ended December 31, 2012.

The Company reported profitable results on net sales of $3.1 million in the fourth quarter 2012 compared to $3.4 million in the prior year period and up sequentially from the $2.7 million in the 2012 third quarter. On-going operational expense controls and strong sales of the Company's Osprey® Video cards at year end enabled ViewCast to report its first profitable quarter since 2010.

ViewCast Chief Executive Officer John Hammock said: "Since the new management team took over in 2011, we have been successful in reducing operating costs, resulting in net income improvement that turned positive in the fourth quarter. We also had a very good quarter in terms of Osprey video capture card sales, a product family that is recognized as an industry leader with a loyal customer base. On our appliance side, some of our older, legacy products have lost ground, but our new products, such as our Niagara® 9100 products that we've introduced throughout 2012, are now gaining traction and we expect further growth this year in this product line as well as Osprey."

Hammock continued: "As is typical for the telecom and Internet equipment segment, we are seeing our normal seasonality, where sales start slowly and pick up as the year progresses. We expect to continue to keep costs under control, work to increase our margins, introduce new Osprey and Niagara products throughout the year, and build to a very strong close for 2013. As our Niagara products and our Osprey cards build traction throughout the year, we remain optimistic about achieving profitability."

2012 Operational Highlights

  Launched the Niagara 9100 series, an ultra-high-density/high performing, video encoder platform. This new video encoder series streams SD and HD video and enables service providers, broadcasters and enterprises to power digital content for existing and new audiences in mobile, web and IPTV markets.
  Introduced the new Osprey 820e video capture card that integrates audio and video with a traditional graphics interface - an industry first and an ideal solution for lecture capture.
  Added two more cards in the 800 series, the Osprey 825e and 845e multi-input SDI capture cards, leveraging the strength of the Osprey 700e card which is an industry standard.
  At NAB 2012, introduced the latest version of its Niagara SCX comprehensive management software, aimed at lowering cost and increasing video delivery capabilities for content delivery networks and service providers.
  Hired Wayne Shackelford as Vice President of Worldwide Sales. Mr. Shackelford is a veteran global sales executive with more than 25 years of experience in sales and business development. His primary strength is developing and maximizing global channel strategies.
  Announced a partnership with KernelLabs, a coalition of like-minded Linux software engineers whose goal is to improve the Linux platform for audio and video applications.
  Launched the Niagara 2200, an affordable, portable streaming video encoder, and added to the Niagara 9100 product family, a high-density multiple encoder platform. These products rounded out the Niagara family, providing a wide range of options for customers.
  ViewCast was again recognized as one of the "100 Companies that Matter Most in Online Video" by Streaming Media Magazine.

Fourth Quarter Financial Results

In the 2012 fourth quarter, revenues were $3.1 million compared to $3.4 million in the prior year period. Operating expenses for the fourth quarter 2012 were $1.7 million compared to $2.1 million for the prior year period. Operating income for the fourth quarter 2012 was $165,000 compared to operating income of $21,000 for the year-earlier period.

Net profit for the fourth quarter 2012 was $42,000, compared to net loss of $(936,000), or $(0.02) per fully diluted share, in the fourth quarter 2011.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the 2012 fourth quarter was $167,000, compared to $(721,000) in the 2011 fourth quarter. EBITDA is a non-GAAP measure that ViewCast management believes can be helpful in assessing the Company's overall performance and considered as an indicator of operating efficiency and earnings quality. The Company suggests that EBITDA be viewed in conjunction with the Company's reported financial results or other financial information prepared in accordance with GAAP.

Year-End Financial Results

For the year ended December 31, 2012, revenues were $12.1 million compared to $14.1 million for 2011. Operating expenses for 2012 were $8.8 million, compared to $10.0 million for 2011, resulting in operating losses of $(1.2) million for both 2012 and 2011.

Net loss for the 2012 was $(1.5) million, compared to a net loss of $(3.0) million for 2011. For 2012, net loss applicable to common shareholders was $(1.5) million, or $(0.02) per share on a fully diluted basis. Due to the accounting treatment for the preferred stock redemption during the 2011, the net income applicable to common shareholders benefitted by $5.6 million, which together with an adjustment of $282,000 for stated preferred stock dividends resulted in net income applicable to common shareholders of $2.3 million, or $0.05 per share on a fully diluted basis, for the year ended December 31, 2011.

EBITDA for 2012 was $(966,000), compared to $(2.1) million for 2011.

About ViewCast Corporation

ViewCast enables anyone to deliver video whenever, wherever. With more than 400,000 Osprey® video capture cards and thousands of Niagara® streaming systems deployed globally, ViewCast is at the forefront of the video industry.

ViewCast (www.viewcast.com) is headquartered in Plano, Texas, USA, with sales and distribution channels located globally.

ViewCast, Niagara SCX, Osprey, SimulStream, and Niagara are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other products are trademarks or registered trademarks of their respective companies.

Safe Harbor Statement

Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company's products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties' patents, the ability of the Company to access additional capital from debt and/or equity, and changes in government regulations. All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the company's reports on Form 10-K and 10-Q on file with the U.S. Securities and Exchange Commission.

Financial Tables Follow

VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(In thousands – except per share amounts)

	Three Months Ended		Year Ended
	December 31, (Unaudited)		December 31,
	2012	2011	2012	2011

Net sales	$ 3,116	$ 3,428	$ 12,141	$ 14,111

Cost of sales	1,263	1,331	4,567	5,316

Gross profit	1,853	2,097	7,574	8,795

Total operating expenses	1,688	2,076	8,775	9,964

Operating income (loss)	165	21	(1,201)	(1,169)

Total other expense	(43)	(57)	(159)	(224)

Net income (loss) from continuing operations	122	(36)	(1,360)	(1,393)

Net loss from discontinued operations	(80)	(900)	(162)	(1,628)

Net income (loss)	$ 42	$ (936)	$ (1,522)	$ (3,021)

Preferred stock dividends	0	0	0	(282)

Preferred stock redemption	0	0	0	5,586

Net income (loss) applicable to
common stockholders	$ 42	$ (936)	$ (1,522)	$ 2,283

Net income (loss) per common share:
Basic & Diluted	$ 0.00	$ (0.02)	$ (0.02)	$ 0.05

Weighted Average number of
common shares outstanding:
Basic & Diluted	62,375	55,896	62,126	50,081

RECONCILIATION OF NET INCOME TO EBITDA
(In thousands)

	Three Months Ended		Year Ended
	December 31, (Unaudited)		December 31,
	2012	2011	2012	2011

Net income (loss)	$ 42	$ (936)	$ (1,522)	$ (3,021)

Depreciation and amortization	82	158	397	666

Total other and income tax expense	43	57	159	224

EBITDA	$ 167	$ (721)	$ (966)	$ (2,131)

ViewCast Contact: John C. Hammock Chief Executive Officer Tel: +1 (972) 488-7200	Investor Contact: Matt Clawson Allen & Caron Tel: +1 (949) 474-4300 E-mail: matt@allencaron.com